Company:	Cornerstone Total Return Fund, Inc.
Exhibit:	EX-FILING FEES • 02/18/2022
Section:	Calculation of Filing Fees Table Form N-2
Subsection:	Preamble
Table 1 of 1

	Security type	Security class title	Fee calculation or carry forward rule	Amount registered	Proposed maximum offering price per unit	Maximum aggregate offering price	Fee rate	Amount of registration fee	Carry forward form type	Carry forward file number	Carry forward initial effective date	Filing fee previously paid in connection with unsold securities to be carried forward
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock	457(o)	97,182 (1)	$10.29	$1,000,002.78 (2)	.0000927	$92.70
Fees to Be Paid	Other	Rights to Purchase Common Stock (3)	457(g)	63,545,660
Fees Previously Paid
Carry Forward Securities
Carry Forward Securities
	Total Offering Amounts					$1,000,002.78		$92.70
	Total Fees Previously Paid
	Total Fee Offsets
	Net Fee Due							$92.70

(1)	Includes [●] shares subject to the additional subscription privilege.
(2)	Estimated solely for the purpose of calculating fee as required by Rule 457(o) under the Securities Act of 1933 based upon the net asset value of $9.19 on January 31, 2022.
(3)	Evidencing the rights to subscribe for shares of common stock of the Registrant being registered herewith. Pursuant to Rule 457(g) of the Securities Act of 1933, no separate registration fee is required for the rights because the rights are being registered on the same registration statement as the common stock of the Registrant underlying the rights.